                                                                 EXHIBIT 10.1(c)

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                                  [CHASE LOGO]

                       AMENDED & RESTATED CREDIT AGREEMENT

                                   dated as of

                                November 16, 1999

                                      among

                          PENNZOIL-QUAKER STATE COMPANY
                                   as Borrower

                            The Lenders Party Hereto

                                       and

                    CHASE BANK OF TEXAS, NATIONAL ASSOCIATION
                             as Administrative Agent

                                 CITIBANK, N.A.
                              as Syndication Agent

                              BANK OF AMERICA, N.A.
                             as Documentation Agent

                                       and

                        The Managing Agents and Co-Agents
                        Set Forth On Schedule 2.01 Hereto

                           ---------------------------

                             CHASE SECURITIES INC.,
                                   as Arranger

        $600,000,000 Revolving Credit, Term and Competitive Bid Facility

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                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE I
         Definitions..............................................................................................1
         SECTION 1.01.  Defined Terms.............................................................................1
         SECTION 1.02.  Classification of Loans and Borrowings...................................................13
         SECTION 1.03.  Terms Generally..........................................................................13
         SECTION 1.04.  Accounting Terms; GAAP...................................................................14

ARTICLE II
         The Credits.............................................................................................14
         SECTION 2.01.  Commitments..............................................................................14
         SECTION 2.02.  Loans and Borrowings.....................................................................14
         SECTION 2.03.  Requests for Revolving Borrowings........................................................15
         SECTION 2.04.  Competitive Bid Procedure................................................................16
         SECTION 2.05.  Letters of Credit........................................................................18
         SECTION 2.06.  Funding of Borrowings....................................................................21
         SECTION 2.07.  Interest Elections.......................................................................22
         SECTION 2.08.  Termination and Reduction of Commitments.................................................23
         SECTION 2.09.  Repayment of Loans; Evidence of Debt.....................................................24
         SECTION 2.10.  Prepayment of Loans......................................................................24
         SECTION 2.11.  Fees.....................................................................................25
         SECTION 2.12.  Interest.................................................................................26
         SECTION 2.13.  Alternate Rate of Interest...............................................................27
         SECTION 2.14.  Increased Costs..........................................................................27
         SECTION 2.15.  Break Funding Payments...................................................................29
         SECTION 2.16.  Taxes....................................................................................29
         SECTION 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs...............................31
         SECTION 2.18.  Mitigation Obligations...................................................................32
         SECTION 2.19.  Limitation of Compensation if Applicable Lending Office is Changed.......................32

ARTICLE III
         Representations and Warranties..........................................................................33
         SECTION 3.01.  Organization; Powers.....................................................................33
         SECTION 3.02.  Authorization; Enforceability............................................................33
         SECTION 3.03.  Governmental Approvals; No Conflicts.....................................................34
         SECTION 3.04.  No Material Adverse Change...............................................................34

         SECTION 3.05.  Litigation and Environmental Matters.....................................................34
         SECTION 3.06.  Compliance with Laws and Agreements......................................................34
         SECTION 3.07.  Investment and Holding Company Status....................................................34
         SECTION 3.08.  Taxes....................................................................................34
         SECTION 3.09.  ERISA....................................................................................35
         SECTION 3.10.  Financial Information....................................................................35
         SECTION 3.11.  Year 2000................................................................................35

ARTICLE IV
         Conditions..............................................................................................36
         SECTION 4.01.  Effective Date...........................................................................36
         SECTION 4.02.  Each Credit Event........................................................................36

ARTICLE V
         Affirmative Covenants...................................................................................37
         SECTION 5.01.  Financial Statements and Other Information...............................................37
         SECTION 5.02.  Notices of Material Events...............................................................38
         SECTION 5.03.  Existence; Conduct of Business...........................................................38
         SECTION 5.04.  Payment of Obligations...................................................................39
         SECTION 5.05.  Maintenance of Properties; Insurance.....................................................39
         SECTION 5.06.  Books and Records; Inspection Rights.....................................................39
         SECTION 5.07.  Compliance with Laws.....................................................................40
         SECTION 5.08.  Use of Proceeds and Letters of Credit....................................................40
         SECTION 5.09.  Covenant for Cross Default Provision.....................................................40

ARTICLE VI
         Negative Covenants......................................................................................40
         SECTION 6.01.  Liens....................................................................................41
         SECTION 6.02.  Fundamental Changes......................................................................42
         SECTION 6.03.  Investments, Loans, Advances, Guarantees and Acquisitions................................43

ARTICLE VII
         Events of Default.......................................................................................43

ARTICLE VIII
         The Administrative Agent................................................................................45

ARTICLE IX
         Miscellaneous...........................................................................................47
         SECTION 9.01.  Notices..................................................................................47
         SECTION 9.02.  Waivers; Amendments......................................................................48
         SECTION 9.03.  Expenses; Indemnity; Damage Waiver.......................................................48
         SECTION 9.04.  Successors and Assigns...................................................................50
         SECTION 9.05.  Survival.................................................................................52
         SECTION 9.06.  Counterparts; Integration; Effectiveness.................................................52
         SECTION 9.07.  Severability.............................................................................52
         SECTION 9.08.  Right of Setoff..........................................................................52
         SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process...............................53
         SECTION 9.10.  WAIVER OF JURY TRIAL.....................................................................53
         SECTION 9.11.  Headings.................................................................................54
         SECTION 9.12.  Confidentiality..........................................................................54
         SECTION 9.13.  Interest Rate Limitation.................................................................54


SCHEDULES:

Schedule 2.01 -- Commitments

EXHIBITS:

Exhibit A -- Form of Assignment and Acceptance
Exhibit B -- Form of Opinion of Borrower's Counsel
Exhibit C -- Form of Additional Commitment Assumption Agreement

         THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 16, 1999, among PENNZOIL-QUAKER STATE COMPANY (formerly known as Pennzoil Products Company), a Delaware corporation (the "Borrower"), the LENDERS party hereto (the "Lenders"), and CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, as Administrative Agent (the "Administrative Agent").

                             INTRODUCTORY STATEMENT

         The Borrower entered into that certain Credit Agreement dated as of November 17, 1998 (as amended by the First Amendment to Credit Agreement, the "Original Credit Agreement"), by and among Pennzoil Products Company (now known as Pennzoil-Quaker State Company), as borrower, Chase Bank of Texas, National Association, individually and as administrative agent and each of the lenders parties thereto (collectively, the "Original Lenders"), pursuant to which the Original Lenders provided credit facilities to the Borrower in an aggregate amount of up to $1,000,000,000. Proceeds of the Original Credit Agreement were used by the Borrower for its working capital and general corporate purposes.

         The Borrower has requested, and the Original Lenders and the administrative agent under the Original Credit Agreement (hereinafter the "Original Administrative Agent") have agreed, that the Original Credit Agreement be amended and restated.

         The Borrower desires to reduce the aggregate commitment of the Original Lenders available under the Original Credit Agreement.

         In consideration of the mutual covenants and agreements herein contained, the Borrower, the Administrative Agent, and the Lenders agree as follows:


                                    ARTICLE I

                                   Definitions

                  SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                  "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                  "Additional Commitment" has the meaning assigned in Section 2.20.

                  "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing of Committed Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment Factor.

                  "Administrative Agent" means Chase Bank of Texas, National Association, in its capacity as administrative agent for the Lenders hereunder.

                  "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                  "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                  "Agreement" means this Amended and Restated Credit Agreement, as the same may, from time to time be amended or supplemented.

                  "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentage for any Lender shall be the percentage of the total Committed Credit Exposure of all Lenders represented by such Lender's Committed Credit Exposure, in each case as of the date of determination.

                  "Applicable Rate" means, for any day, with respect to (a) the facility fees payable hereunder, a rate per annum equal to 0.125%, (b) any Eurodollar Revolving Loan, the applicable rate per annum set forth below under the caption "Eurodollar Spread" based upon the Utilization Factor as of such date, and (c) any Eurodollar Term Loan, the applicable rate per annum set forth below under the caption "Eurodollar Spread" based upon the Utilization Factor in effect immediately prior to conversion of the Revolving Loans to Term Loans pursuant to Section 2.02(e):


                                      Eurodollar
       Utilization Factor:              Spread
       -------------------            ----------
          less than 0.5                 0.625%

       equal to or greater              0.750%
           than 0.5

The term "Utilization Factor" means, for any day, the quotient of (i) the aggregate amount of the Lenders' Revolving Credit Exposure on such day divided by (ii) the aggregate amount of the Lenders' Commitments on such day

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                  "Assuming Lender" has the meaning assigned in Section 2.20.

                  "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Revolving Loan Maturity Date and the date of termination of the Commitments.

                  "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

                  "Borrower" means Pennzoil-Quaker State Company (formerly known as Pennzoil Products Company), a Delaware corporation.

                  "Borrowing" means (a) Committed Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.

                  "Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                  "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                  "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; excluding, in any event, Changes in Law resulting in any increase in Excluded Taxes.

                  "Charges" has the meaning assigned to such term in Section
9.13.

                  "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Committed Loans or Competitive Loans.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Committed Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Committed Loans and its LC Exposure at such time.

                  "Committed Loan" means a Revolving Loan or a Term Loan.

                  "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans, to acquire participations in Letters of Credit hereunder and to convert the Revolving Loans outstanding on the Revolving Loan Maturity Date to Term Loans, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $600,000,000.

                  "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

                  "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

                  "Competitive Bid Request" means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

                  "Competitive Loan" means a Loan made pursuant to Section 2.04.

                  "Consolidated Net Tangible Assets" means the total amount of assets, including all cash received from asset sales during the 12 months prior to the date of determination to the extent that such cash has not been reinvested, of the Borrower and its Subsidiaries on a consolidated basis (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any which are, by their terms, extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt premium or discount and expense and other like intangible assets, determined in accordance with GAAP.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                  "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                  "De Minimis Subsidiary" means any Subsidiary of the Borrower whose percentage of Consolidated Net Tangible Assets represented by such Subsidiary's portion of Consolidated Net Tangible Assets (before intercompany eliminations) is less than 1% as of the end of the most recently-completed fiscal quarter.

                  "dollars" or "$" refers to lawful money of the United States of America.

                  "Duff & Phelps" means Duff & Phelps Credit Rating Company.

                  "EDGAR System" means the Electronic Data Gathering, Analysis and Retrieval system owned and operated by the United States Securities and Exchange Commission or any replacement system.

                  "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

                  "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                  "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

                  "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                  "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

                  "Event of Default" has the meaning assigned to such term in
Article VII.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes (including penalties and interest payable in respect thereof) imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.08(d)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

                  "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Final Maturity Date" means November 14, 2001.

                  "Financial Officer" means the chief financial officer, treasurer, any assistant treasurer or controller of the Borrower.

                  "Fixed Rate" means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

                  "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed Rate.

                  "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                  "GAAP" means generally accepted accounting principles in the United States of America.

                  "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

                  "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                  "Home Webpage" means the Borrower's corporate home page on the World Wide Web accessible through the Internet via the universal resource locator identified as "http://www.pzlqs.com" or such other universal resource locator that the Borrower shall designate in writing to the Administrative Agent as its corporate home page on the World Wide Web.

                  "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                  "Indemnified Taxes" means Taxes other than Excluded Taxes.

                  "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

                  "Interest Election Request" means a request by the Borrower to convert or continue a Committed Borrowing in accordance with Section 2.08.

                  "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

                  "Interest Period" means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect, (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 1 day or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Committed Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                  "Issuing Bank" means either Chase Bank of Texas, National Association or The Chase Manhattan Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in
Section 2.05(i).

                  "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

                  "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

                  "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

                  "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

                  "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                  "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

                  "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

                  "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

                  "Material Adverse Effect" means a material adverse effect on
(a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

                  "Material Indebtedness" means Indebtedness of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000 of the type described in (i) clauses (a) and (b) of the definition of Indebtedness and (ii) clause (g) of the definition of Indebtedness (to the extent that clause (g) relates to Indebtedness described in clauses (a) or (b) of such definition), but excluding the Loans and Letters of Credit.

                  "Material Subsidiary" means each of (a) any Subsidiary of the Borrower whose percentage of the Consolidated Net Tangible Assets represented by such Subsidiary's portion of such Consolidated Net Tangible Assets (after intercompany eliminations) exceeds 10% as of the end of the most recently-completed fiscal quarter, and (b) any other Subsidiary which at the time shall have been designated by the Borrower as a Material Subsidiary in an officers' certificate delivered to the Administrative Agent for such purpose. As of the Closing Date, the only Subsidiary of the Borrower that qualifies as a Material Subsidiary under clause (a) above is Jiffy Lube International, Inc., a Nevada corporation.

                  "Maximum Rate" has the meaning assigned to such term in
Section 9.13.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

                  "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

                  "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                  "Permitted Investments" means:

                  (a) direct obligations of, or obligations on which the principal of and interest are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

                  (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P, from Moody's or from Duff & Phelps;

                  (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $1,000,000,000; and

                  (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

                  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                  "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Prime Rate" means the rate of interest per annum publicly announced from time to time by Chase Bank of Texas, National Association as its prime rate in effect at its principal office in Houston, Texas; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                  "Quaker State Cross Defaults" means the cross default provisions contained in Section 501(4) of the Indenture dated October 23, 1995 between Quaker State Corporation and Chemical Bank, as Trustee, relating to $100,000,000 6 5/8% Notes due 2005.

                  "Register" has the meaning set forth in Section 9.04.

                  "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                  "Required Lenders" means, at any time, Lenders having Committed Credit Exposures and unused Commitments representing 66 2/3% or more of the sum of the total Committed Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be added to their respective Committed Credit Exposures and to the total Committed Credit Exposures in determining the Required Lenders.

                  "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure at such time.

                  "Revolving Loan" means a Loan made pursuant to Section 2.03.

                  "Revolving Loan Maturity Date" means November 14, 2000.

                  "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc.

                  "Statutory Reserve Adjustment Factor" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Adjustment Factor shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                  "Subsidiary" means any subsidiary of the Borrower.

                  "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                  "Term Loan" means a Revolving Loan that is converted to a term Loan with a maturity of not greater than one year pursuant to Section 2.02(e).

                  "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

                  "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

                  "Wholly Owned Subsidiary" means a corporation all the outstanding voting stock (other than any directors' qualifying shares) of which is owned, directly or indirectly, by the Borrower or by one or more other Wholly Owned Subsidiaries, or by the Borrower and one or more other Wholly Owned Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

                  "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

                  SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.


                  SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.


                                   ARTICLE II

                                   The Credits

                  SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to (i) make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments; and (ii) at the election of the Borrower, to convert the principal amount of any Revolving Loans remaining outstanding on the Revolving Loan Maturity Date to a Term Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

                  SECTION 2.02. Loans and Borrowings. (a) Each Committed Loan shall be made as part of a Borrowing consisting of Committed Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in
Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

                  (b) Subject to Section 2.13, (i) each Committed Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                  (c) At the commencement of each Interest Period for any Eurodollar Committed Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that a Eurodollar Committed Borrowing may be in an aggregate amount that is less than $10,000,000, but greater than $5,000,000, and that is equal to the entire unused balance of the total Commitments. At the time that each ABR Committed Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Committed Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $15,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Committed Borrowings outstanding.

                  (d) Notwithstanding any other provision of this Agreement, (i) the Borrower shall not be entitled to request, or to elect to convert (except for a conversion to a Term Loan pursuant to Section 2.02(e))or continue, any Borrowing containing Revolving Loans if the Interest Period requested with respect thereto would end after the Revolving Loan Maturity Date and (ii) the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing containing Term Loans if the Interest Period requested with respect thereto would end after the Final Maturity Date.

                  (e) At the option of the Borrower, upon written notice delivered to the Administrative Agent no later than 10 Business Days prior to the Revolving Loan Maturity Date, so long as no Default has occurred and is continuing, the aggregate principal amount of any Revolving Loans remaining outstanding at the close of the Administrative Agent's business on the Revolving Loan Maturity Date shall automatically convert to Term Loans with a maturity of no greater than one year. Any portion of each Lender's Commitment not utilized on or before the Revolving Loan Maturity Date shall be permanently canceled. Any Term Loans that are prepaid may not be reborrowed.

                  SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Houston, Texas time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                  (i)  the aggregate amount of the requested Borrowing;

                  (ii)  the date of such Borrowing, which shall be a Business
Day;

                  (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

                  (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

                  (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

                  SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Committed Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., Houston, Texas time, one Business Day before the date of the proposed Borrowing. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

                  (i)  the aggregate amount of the requested Borrowing;

                  (ii) the date of such Borrowing, which shall be a Business
Day;

                  (iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

                  (iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period"; and

                  (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

                  (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., Houston, Texas time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., Houston, Texas time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $15,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

                  (c) The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

                  (d) Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., Houston, Texas time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., Houston, Texas time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice by such required time shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $15,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $15,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

                  (e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

                  (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

                  SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

                  (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $150,000,000 and (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Commitments.

                  (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Revolving Loan Maturity Date.

                  (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                  (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

                  (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                  (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

                  (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Committed Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

                  (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

                  (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing at least 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be Permitted Investments and shall be made at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing at least 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

                  SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

                  (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative

Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

                  SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Committed Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Committed Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings which may not be converted or continued.

                  (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

                  (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

                  (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses
(iii) and (iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                  (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

                  (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                  (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Committed Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Committed Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Committed Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

                  SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Revolving Loan Maturity Date as provided in Section 2.02(e).

                  (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with
Section 2.10, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.

                  (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

                  (d) The Borrower may, at its sole expense and effort, upon notice to any Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) for all assignees that are not at the time of such assignment a Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld and (ii) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

                  SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Loan Maturity Date, unless the same are converted to Term Loans, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan, and (iii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan on the Final Maturity Date.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

                  (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                  (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                  SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

                  (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Committed Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Committed Borrowing, not later than 11:00 a.m., Houston, Texas time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Committed Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Committed Borrowing shall be in an amount that would be permitted in the case of an advance of a Committed Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Committed Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

                  (c) If at any time the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans is in excess of the total Commitments, the Borrower shall immediately pay to the Administrative Agent, for the account of the Banks, the amount of such excess to be applied as a prepayment of the Revolving Loans and LC Disbursements outstanding. Any such prepayment shall be payable in full on the date on which the applicable reduction or termination of the Commitments pursuant to Section
2.08 becomes effective.

                  SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the date of this Agreement to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Committed Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Committed Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Committed Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Committed Loans have matured, whether by acceleration or otherwise, shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                  (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Committed Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on such day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                  (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

                  (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

                  SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

                  (b) The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Committed Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurodollar Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

                  (c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

                  (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

                  (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments;

provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Committed Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Committed Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

                  (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                  SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

                  (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

                  (b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Committed Borrowing to, or continuation of any Committed Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and
(B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

                  SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

                  (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

                  (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

                  (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the calculation thereof shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

                  (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

                  (e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

                  SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the Borrower's failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (d) the Borrower's failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to
Section 2.08(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the calculation thereof shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

                  SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                  (b) In addition, the Borrower shall pay any Other Taxes (including, without limitation, any Other Tax which Borrower is required to pay pursuant to Section 2.16(a)(iii)) to the relevant Governmental Authority in accordance with applicable law.

                  (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. To the extent that the Administrative Agent, any Lender, or the Issuing Bank is reimbursed by a Governmental Authority and such reimbursement is clearly identified as specifically relating to any Indemnified Tax or Other Tax that was incorrectly or illegally asserted in connection with this Agreement, such Person shall return to the Borrower the amount of such reimbursement, together with any interest that may have been paid by the Governmental Authority with respect thereto, to the extent the Borrower has actually paid such Person with respect thereto.

                  (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                  (e) Each of the Administrative Agent, Lenders, and the Issuing Bank represents that it is either (i) a corporation organized under the laws of the United States of America or any state thereof or (ii) it is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to this Agreement (A) under an applicable provision of a tax convention to which the United States of America is a party or (B) because it is acting through a branch, agency or office in the United States of America and any payment to be received by it hereunder is effectively connected with a trade or business in the United States of America. Each of the Administrative Agent, Lenders, and the Issuing Bank that is not a corporation organized under the laws of the United States of America or any state thereof either represents that it has previously furnished to the Borrower (with a copy to the Administrative Agent) or agrees to provide to the Borrower (with a copy to the Administrative Agent) on the date of this Agreement, or on the date which it becomes a party to this Agreement, two accurate and complete original signed copies of either (1) Internal Revenue Service Form 4224 (or successor form) certifying that all payments to be made to it hereunder will be effectively connected to a United States trade or business,
(2) Internal Revenue Service Form 1001 (or successor form) certifying that it is entitled to the benefit of a tax convention to which the United States of America is a party which completely exempts from United States withholding tax all payments to be made to it hereunder, or (3) such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding; and each of the Administrative Agent, Lenders and Issuing Bank further agrees to provide to Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding. If any of the Administrative Agent, Lenders, or Issuing Bank determines that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section 2.16(e), or that is required to withdraw or cancel any such form or certificate previously submitted, it shall promptly notify the Borrower (with copy to the Administrative Agent) of such fact. In the event that such person fails to deliver any forms required under this Section 2.16(e) upon its initially becoming a party hereunder, the Borrower's obligation to pay additional amounts shall be reduced to the amount that it would have been obligated to pay had such forms been provided.

                  (f) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts to change the jurisdiction of its lending office so as to avoid the imposition of any Indemnified Taxes or Other Taxes or to otherwise eliminate the amount of any such additional amounts which may thereafter accrue.

                  SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 600 Travis Street, Houston, Texas, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

                  (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

                  (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Committed Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Committed Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Committed Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                  (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                  (e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05(d) or (e), 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

                  SECTION 2.18. Mitigation Obligations. Each Lender will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to Sections 2.14, 2.15 and 2.16 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, provided that such Lender shall not be liable for the failure to provide such notice. If any Lender requests compensation under
Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to
Section 2.16, then such Lender shall use reasonable efforts to avoid or minimize the amounts payable, including, without limitation, the designation of a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment
(i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

                  SECTION 2.19. Limitation of Compensation if Applicable Lending Office is Changed. Notwithstanding anything herein to the contrary, in the event that any Lender designates a different lending office other than as set forth on the signature pages hereof, the Borrower shall not be liable to pay or compensate such Lender under any provision of Sections 2.14 or 2.16 in an amount in excess of that for which the Borrower would have been liable had such designation not been made unless such designation was made (1), so long as no Default has occurred and is continuing, with the Borrower's prior written consent or (2) by reason of such Lender's having been required by Section 2.18 to designate a new lending office.

                  SECTION 2.20. Additional Loan Commitments. At any time on and after the Effective Date and prior to the Revolving Loan Maturity Date, the Borrower may request one or more Lenders, or other lending institutions, to assume an additional Commitment ("Additional Commitment") and to make Committed Loans to the Borrower as provided in Section 2.02 in the amount of such Additional Commitment and in the sole discretion of each such Lender or other lending institution, any such Lender or other lending institution may agree to so commit; provided that (i) no Default or Event of Default then exists or would result therefrom, (ii) each requested Additional Commitment shall be in an amount equal to at least $5,000,000, and (iii) after giving effect to each such increase, the sum of the total aggregate amount of the Lenders' Commitments does not exceed $700,000,000; provided, that if the Borrower shall make any such request of a lending institution that is not a Lender or an Affiliate of a Lender at the time of such request, the Borrower shall obtain the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld. The Borrower and each such Lender or other lending institution (each an "Assuming Lender") which agrees to assume an Additional Commitment shall execute and deliver to the Administrative Agent an Additional Commitment Assumption Agreement substantially in the form of Exhibit C (with the increase in or, in the case of an Assuming Lender that is not then a Lender, assumption of such Assuming Lender's Commitment to be effective upon delivery of such Additional Commitment Assumption Agreement to the Administrative Agent). The Administrative Agent shall promptly notify each Lender as to the occurrence of each delivery to it of an Additional Commitment Assumption Agreement. Upon the delivery to the Administrative Agent of each Additional Commitment Assumption Agreement, (x) Schedule I to this Agreement shall be deemed to be modified to reflect the Additional Commitments of such Assuming Lenders, (y) if requested by such Assuming Lender, the Borrower shall deliver a promissory note in accordance with the terms of Section 2.09(e) evidencing such Additional Commitments, and
(z) the Borrower shall pay to each such Assuming Lender such up front fee (if any) as may have been agreed between the Borrower and such Assuming Lender.


                                   ARTICLE III

                         Representations and Warranties

                  The Borrower represents and warrants to the Lenders that:

                  SECTION 3.01. Organization; Powers. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate, partnership or other requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                  SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require the Borrower or any Material Subsidiary to obtain any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Material Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other instrument binding upon the Borrower or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Material Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

                  SECTION 3.04. No Material Adverse Change. At the Effective Date, there has been no material adverse change in the financial condition, operations or business of the Borrower and its Material Subsidiaries, taken as a whole, since December 31, 1998.

                  SECTION 3.05. Litigation and Environmental Matters. (a) At the Effective Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

                  (b) Except for any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

                  SECTION 3.06. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

                  SECTION 3.07. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  SECTION 3.08. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.

                  SECTION 3.10. Financial Information. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Material Subsidiaries is subject, and all other matters known to it (other than industry-wide risks normally associated with the types of business conducted by the Borrower and its Subsidiaries) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when considered as a whole contains any material misstatement of fact or omits to state any material fact (other than industry wide risks normally associated with the types of business conducted by the Borrower and its Subsidiaries) necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that such projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount.

                  SECTION 3.11. Year 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (a) the Borrower's, or any Material Subsidiary's, computer systems and (b) equipment containing embedded microchips (including systems and equipment supplied by others or with which Borrower's, or any Material Subsidiary's, systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by October 31, 1999, except (i) the point-of-sale systems at less than 200 Q Lube Stores which are in the process of being sold or converted to Jiffy Lube point-of-sale systems, which sale/conversion process will be materially completed by December 31, 1999, provided that those stores that are converted to Jiffy Lube point-of-sale systems will be programed for proper functioning in and following the year 2000 at the time of such conversion, and (ii) in connection with immaterial computer systems and equipment containing embedded microchips that are not necessary in primary lines of business. The cost to the Borrower and its Material Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower will not result in a Default or a Material Adverse Effect.

                                   ARTICLE IV

                                   Conditions

                  SECTION 4.01. Effective Date. The obligations of the Lenders to make the initial Loans and of the Issuing Bank to issue the initial Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

                  (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

                  (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Baker & Botts L.L.P., counsel for the Borrower, in the form of Exhibit B. The Borrower hereby requests such counsel to deliver such opinion.

                  (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request on or before the Effective Date relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

                  (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

                  (e) On or prior to November 16, 1999, The Administrative Agent shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced at least 3 days prior to November 16, 1999, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

                  SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (which is not a conversion or a continuation of a Loan as provided in Section 2.07), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit which increases the LC Exposure, is subject to the satisfaction of the following conditions (unless waived in accordance with Section 9.02):

                  (a) The representations and warranties of the Borrower set forth in Article III of this Agreement (except those that by their terms are limited to a specified date which shall be true and correct as of such specified date) shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

                  (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each such Borrowing and each such issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.


                                    ARTICLE V

                              Affirmative Covenants

                  Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or are fully cash collateralized and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

                  SECTION 5.01. Financial Statements and Other Information. The Borrower will:

                  (a) make available on either the EDGAR System or its Home Webpage, within five Business Days after filing the Annual Report on Form 10-K of the Borrower for the fiscal year then ended with the Securities and Exchange Commission, but in no event later than 120 days after the end of such fiscal year, the financial statements for such fiscal year as contained in such Annual Report on Form 10-K, and, as soon as it shall become available, the annual report to shareholders of the Borrower for the fiscal year then ended;

                  (b) make available on either the EDGAR System or its Home Webpage, within five Business Days after filing the Quarterly Report on Form 10-Q of the Borrower for the fiscal quarter of the Borrower then ended with the Securities and Exchange Commission, but in no event later than 60 days after the end of such fiscal quarter, copies of the financial statements for such fiscal quarter as contained in such Quarterly Report on Form 10-Q, and, as soon as it shall become available, the quarterly report to shareholders of the Borrower for the fiscal quarter then ended;

                  (c) furnish to the Administrative Agent and with a copy for each Lender, concurrently with making available the financial statements referred to in clause (a) or (b) above, a certificate of a Financial Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

                  (d) make available on either the EDGAR System or its Home Webpage, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, under the Exchange Act;

                  (e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Material Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

                  (f) if, for any reason, the EDGAR System and its Home Webpage are not available to the Borrower as required for making available the financial statements or reports referred to in clauses (a), (b), and (d) above, then furnish a copy of such financial statements or reports to the Administrative Agent and with a copy for each Lender.

                  SECTION 5.02. Notices of Material Events. Upon any Financial Officer obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

                  (a) the occurrence of any Default;

                  (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

                  (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, result in, or could reasonably be expected to result in, a Material Adverse Effect;

                  (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

                  (e) the initial issuance of commercial paper supported by the availability of Loan proceeds.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                  SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises used or useful in the conduct of its business, except where the failure to preserve, renew and keep in full force and effect such rights, licenses, permits, privileges and franchises could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under
Section 6.02.

                  SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Material Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and for which the Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided that the foregoing shall not prohibit any sale, lease, transfer, merger, consolidation, liquidation, or dissolution permitted under Section 6.02; and provided further, that nothing in this Section 5.05 shall prevent the Borrower or any Subsidiary from discontinuing the operation or maintenance of any property if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

                  SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities as required by GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, directors and its independent accountants, all at such reasonable times and as often as reasonably requested provided however, that with respect to discussions with the Borrower's independent accountants, the Borrower shall be given the opportunity to have a representative present during such discussions; provided, further, notwithstanding the provisions of Section 9.03 the Administrative Agent or the Lender making such inspection and visitation hereby releases the Borrower, its Affiliates, and their officers, directors, employees, and agents against any claim for injury to the Administrative Agent or such Lender (or the representatives thereof) during such inspection and visitation; provided, further, that neither the Borrower nor any of its Subsidiaries shall be required to disclose to the Administrative Agent, any Lender or any agents or representatives thereof any information which is the subject of attorney-client privilege or attorney's work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information. The Borrower shall pay or reimburse the reasonable and documented expenses of the inspections and visitations made by the Administrative Agent and any Lender pursuant to this Section 5.06, except that such expenses shall not be the responsibility of the Borrower more than once per calendar year, unless a Default has occurred and is continuing at the time of the inspection and visitation, in which case the Borrower shall pay or reimburse such expenses.

                  SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Borrower and its Material Subsidiaries, taken as a whole.

                  SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general corporate purposes, to provide back-up support for commercial paper issued by the Borrower and for the issuance of Letters of Credit. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Letters of Credit will be issued only to support the general corporate requirements of the Borrower and its Subsidiaries.

                  SECTION 5.09. Covenant for Cross-Default Provision. Prior to the Borrower or any Material Subsidiary entering into any agreement containing a Covenant Cross-Default Provision, the Borrower shall execute an instrument in form reasonably satisfactory to the Administrative Agent agreeing that the occurrence of any of the events or conditions that would result in an Acceleration Right pursuant to the applicable Covenant Cross-Default Provision shall also constitute an Event of Default under this Agreement. As used in this Section, the term "Covenant Cross-Default Provision" means a provision in any agreement to which the Borrower or any Material Subsidiary is subject and that exists in connection with Material Indebtedness of the Borrower or any Material Subsidiary, which provision grants to (a) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf an Acceleration Right as to such Material Indebtedness as a result of the occurrence of any event or condition (other than payment, including of principal or interest) giving (b) a Third Party Lender an Acceleration Right with regard to Material Indebtedness of the Borrower or any Material Subsidiary held by such Third Party Lender; provided that (i) the Quaker State Cross Default provisions, and (ii) provisions that provide that secured Indebtedness becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, shall not constitute Covenant Cross-Defaults Provisions hereunder. As used in this Section, the term "Third Party Lender" means any holder or holders of additional Material Indebtedness of the Borrower or any Material Subsidiary other than the holder or holders of the Material Indebtedness referred to in clause (a) above; provided that if any such additional Material Indebtedness is held by a group of lenders that includes some but not all of the holders referred to in clause (a) above, the entire group of such lenders (including the lenders that are holders of both such Material Indebtedness obligations) shall constitute Third Party Lenders. As used in this Section, the term "Acceleration Right" means a contractual right that enables or permits the holder of holders of Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.


                                   ARTICLE VI

                               Negative Covenants

                  Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated or are fully cash collateralized and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

                  SECTION 6.01. Liens. The Borrower will not, and will not permit any Material Subsidiary to pledge, mortgage, hypothecate or grant a security interest in, or permit any Lien upon, any property or assets owned by the Borrower or any Material Subsidiary to secure any Indebtedness, without making effective provision whereby the outstanding Loans shall (so long as such other Indebtedness shall be so secured) be equally and ratably secured with any and all such other Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured; provided, however, that this restriction shall not apply to nor prevent the creation or existence of:

                  (a) any Lien upon any property or assets (together with receivables and intangibles related to such property or assets and the cash proceeds thereof) created at the time of the acquisition or construction of such property or assets by the Borrower or any Material Subsidiary or within one year after such time to secure all or a portion of the purchase price or construction costs (or Indebtedness incurred to finance such purchase price or construction costs) for such property or assets;

                  (b) any Lien upon any property or assets (together with receivables and intangibles related to such property or assets and the cash proceeds thereof) existing thereon at the time of the acquisition thereof by the Borrower or any Material Subsidiary (whether or not the obligations secured thereby are assumed by the Borrower or any Subsidiary);

                  (c) any Lien upon any property or assets (together with receivables and intangibles related to such property or assets and the cash proceeds thereof), whenever acquired, of any Person that becomes a Material Subsidiary after the date hereof, provided that (i) the instrument creating such Lien shall be in effect prior to the time such Person becomes a Material Subsidiary and (ii) such Lien shall only apply to properties or assets (together with receivables and intangibles related to such property or assets and the cash proceeds thereof) owned by such Person at the time it becomes a Material Subsidiary or thereafter acquired by it from sources other than the Borrower or another Material Subsidiary;

                  (d) any extension, renewal or refunding of any Lien permitted by Subsection (a), (b) or (c) above on substantially the same property or assets theretofore subject thereto;

                  (e) any Lien in favor of the Borrower and any Lien created or assumed by a Subsidiary in favor of another Subsidiary;

                  (f) any Lien created or assumed by the Borrower or a Material Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Borrower or a Subsidiary;

                  (g) any Lien securing any Indebtedness in an amount which, together with all other Indebtedness secured by a Lien that is not otherwise permitted by the provisions of this Section 6.01 does not at the time of the incurrence of the Indebtedness so secured exceed 15% of Consolidated Net

Tangible Assets of the Borrower and its Material Subsidiaries as at the end of the most recent quarter; or

                  (h) any Lien existing in connection with any sale, securitization or monetization of receivables or other rights to receive payment of the Borrower and any of its Subsidiaries, so long as such sale, securitization or monetization is treated as a sale pursuant to the Statement on Financial Accounting Standards No. 125.

         In case the Borrower or any Material Subsidiary shall propose to pledge, mortgage, hypothecate or grant a security interest in any property or assets owned by the Borrower or any Material Subsidiary to secure any Indebtedness, other than as permitted by subdivisions (a) to (h), inclusive, of this Section 6.01, the Borrower will prior thereto give written notice thereof to the Administrative Agent, and the Borrower will, or will cause such Material Subsidiary to, prior to or simultaneously with such pledge, mortgage, hypothecation or grant of security interest, by executed instrument in form satisfactory to the Administrative Agent, effectively secure (for so long as such other Indebtedness shall be so secured) all the Loans equally and ratably with such Indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. Such instrument shall contain provisions concerning the possession, control, release and substitution of mortgaged and pledged property and Loans and other appropriate matters as the Borrower and the Administrative Agent shall deem advisable or appropriate or as the Administrative Agent shall deem necessary in connection with such pledge, mortgage, hypothecation or grant of security interest.

         For the purpose of this Section 6.01 the term "Lien" shall include the interest of the lessor under a lease with a term of three years or more that should be, in accordance with GAAP, recorded as a capital lease and incurred after the Effective Date, and any such lease of property or assets not acquired from the Borrower or any Material Subsidiary in contemplation of such lease shall be treated as though the lessee had purchased such property or assets from the lessor.

                  SECTION 6.02. Fundamental Changes. (a) The Borrower will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) the Borrower may merge into or consolidate with any Person if the surviving Person is a domestic entity and expressly assumes the obligations of the Borrower under this Agreement, (iii) the Borrower may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets to any Person if the acquiring Person is a domestic entity and expressly assumes the obligations of the Borrower under this Agreement or is a Wholly Owned Subsidiary of the Borrower, (iv) any Person may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (v) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (vi) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.03.

                  (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business that would change the character of the business of the Borrower and its Subsidiaries, taken as a whole, from that in existence on the Merger Date.

                  SECTION 6.03. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Material Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, if any such loan advance, Guarantee, acquisition or investment would change the character of the business of the Borrower and its Subsidiaries, taken as a whole, from that in existence on the Effective Date.


                                   ARTICLE VII

                                Events of Default

                  If any of the following events ("Events of Default") shall occur:

                  (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                  (b) the Borrower shall fail to pay any interest on any Loan when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or the Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of fifteen Business Days;

                  (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement shall prove to have been incorrect in any material respect when made or deemed made;

                  (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower's existence) or 5.08 or in Article VI;

                  (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

                  (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any period of grace with respect thereto;

                  (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that results in any Material Indebtedness being required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

                  (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary that is not a De Minimis Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary that is not a De Minimis Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (i) the Borrower or any Subsidiary that is not a De Minimis Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary that is not a De Minimis Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                  (j) the Borrower or any Subsidiary that is not a De Minimis Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                  (k) one or more judgments by a court of competent jurisdiction for the payment of money in an aggregate amount in excess of $50,000,000 in excess of insurance in respect thereof shall be rendered against the Borrower, any Subsidiary that is not a De Minimis Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken (and not stayed) by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary that is not a De Minimis Subsidiary to enforce any such judgment; or

                  (l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative

Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.


                                  ARTICLE VIII

                            The Administrative Agent

                  Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

                  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable to the Lenders for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor and, if there is no Default or Event of Default, the Borrower shall have the right to consent, in writing, prior to the appointment of a successor, provided that such consent shall not be unreasonably withheld. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank having a combined capital and surplus of at least $500,000,000 engaged or licensed to conduct banking business under the laws of the United States or a state thereof with an office in New York, New York, or an Affiliate of any such bank that maintains an office in the United States and will administer this Agreement from such office. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

                  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges that Vinson & Elkins L.L.P. is acting in the Transactions as special counsel to the Administrative Agent only. Each Lender will consult with its own legal counsel to the extent that is deems necessary in connection with the Transactions.

         None of the Documentation Agent, the Syndication Agent or any Co-Agent shall have any duties or responsibilities hereunder in its capacity as such.


                                   ARTICLE IX

                                  Miscellaneous

                  SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a) if to the Borrower, to it at 700 Milam, Houston, Texas 77002, Attention: Assistant Treasurer (Telecopy No. (713) 546-6040);

                  (b) if to the Administrative Agent, to it at Chase Bank of Texas, National Association, c/o Chase Securities Inc., 600 Travis Street, 20th Floor, Houston, Texas 77002 Attention: Peter Licalzi, (Telecopy No. (713) 216-4117);

                  (c) if to the Issuing Bank, to it at Chase Bank of Texas, National Association, 712 Main Street, Mezzanine South, Houston, Texas 77002, Attention: Mary Ellen Coffey (Telecopy No. (713) 216-4499); and

                  (d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                  SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

                  (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,
(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

                  SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

                  (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of any Indemnitee or arise between Indemnitees.

                  (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

                  (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

                  (e) All amounts due under this Section shall be payable promptly after written demand therefor.

                  (f) Each Indemnitee shall give prompt notice to the Borrower of any claim for indemnification under this Section 9.03 by such Indemnitee and shall consult with the Borrower in the conduct of such Indemnitee's legal defense of such claim; provided, however, that an Indemnitee's failure to give such prompt notice to the Borrower or to seek such consultation with the Borrower shall not constitute a defense to any claim for indemnification by such Indemnitee unless, and only to the extent that, such failure materially prejudices the Borrower.

                  SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that
(i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender's obligations in respect of its LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld),
(ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph
(d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

                  (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the

Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (e) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to
Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sell participations pursuant to this Section 9.04(e) shall deliver a notice of such participation setting forth the purchaser thereof to the Borrower, provided that such Lender shall not be liable for the failure to provide such notice.

                  (f) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender. Except as expressly provided in this Section 9.04(f), no Participant shall be a third-party beneficiary of or have any rights under this Agreement.

                  (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                  SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, and 9.03 and
Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

                  SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                  SECTION 9.08. Right of Setoff. If: (i) an Event of Default shall have occurred and be continuing (ii) the Loans shall have been declared due and payable pursuant to the provisions of Article VII, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender exercising its right of setoff under this Section 9.08 agrees to notify promptly the Borrower after such setoff and application made by such Lender, provided that the failure to give such notice shall not affect either the validity of such setoff and application or the liability of such Lender with respect thereto. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                  SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                  (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

                  (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                  SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain (and use reasonable efforts to cause its respective agents and representatives to maintain) the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower, its Subsidiaries, its Affiliates or their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The provisions of this Section 9.12 shall remain operative and in full force and effect for a period of three years following the expiration and termination of this Agreement.

                  SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                   PENNZOIL-QUAKER STATE COMPANY,
                                   as Borrower


                                   By /s/ LAURIE K. STEWART
                                      -----------------------------------------
                                      Name:  Laurie K. Stewart
                                      Title: Vice President and Treasurer


                                   CHASE BANK OF TEXAS,
                                   NATIONAL ASSOCIATION,
                                   individually, as Issuing Bank and
                                   as Administrative Agent


                                   By /s/ RUSSELL A. JOHNSON
                                      -----------------------------------------
                                      Name:  Russell A. Johnson
                                      Title: Vice President







                               [Signature Page-1]

                                   CITIBANK, N.A.
                                   individually and as Syndication Agent


                                   By /s/ MARK STANFIELD PACKARD
                                      -----------------------------------------
                                      Name:  Mark Stanfield Packard
                                      Title: Vice President


                                   BANK OF AMERICA, N.A.,
                                   individually and as Documentation Agent


                                   By /s/ JAMES R. ALLRED
                                      -----------------------------------------
                                      Name:  James R. Allred
                                      Title: Managing Director


                                   BANK ONE, NA (Main Office Chicago)


                                   By /s/ JEFF DALTON
                                      -----------------------------------------
                                      Name:  Jeff Dalton
                                      Title: Authorized Officer


                                   DEUTSCHE BANK AG
                                   NEW YORK BRANCH AND/OR
                                   CAYMAN ISLANDS BRANCH


                                   By /s/ ALEXANDER KAROW
                                      -----------------------------------------
                                      Name:  Alexander Karow
                                      Title: Assistant Vice President

                                   By /s/ SUSAN L. PEARSON
                                      -----------------------------------------
                                      Name:  Susan L. Pearson
                                      Title: Director


                                   MORGAN GUARANTY TRUST COMPANY
                                   OF NEW YORK


                                   By /s/ DENNIS WILCZEK
                                      -----------------------------------------
                                      Name:  Dennis Wilczek
                                      Title: Associate


                                   ROYAL BANK OF CANADA


                                   By /s/ GIL J. BENARD
                                      -----------------------------------------
                                      Name:  Gil J. Benard
                                      Title: Senior Manager


                                   THE BANK OF NOVA SCOTIA


                                   By /s/ F.C.H. ASHBY
                                      -----------------------------------------
                                      Name:  F.C.H. Ashby
                                      Title: Senior Manager Loan Operations




                               [Signature Page-2]

                                   DRESDNER BANK AG, NEW YORK AND
                                   GRAND CAYMAN BRANCHES


                                   By /s/ DEBORAH SLUSARCZYK
                                      -----------------------------------------
                                      Name:  Deborah Slusarczyk
                                      Title: Vice President

                                   By /s/ KEN HAMILTON
                                      -----------------------------------------
                                      Name:  Ken Hamilton
                                      Title: Senior Vice President


                                   MELLON BANK, N.A.


                                   By /s/ ROGER E. HOWARD
                                      -----------------------------------------
                                      Name:  Roger E. Howard
                                      Title: Vice President


                                   WELLS FARGO BANK (TEXAS), NATIONAL
                                   ASSOCIATION


                                   By /s/ J. ALAN ALEXANDER
                                      -----------------------------------------
                                      Name:  J. Alan Alexander
                                      Title: Vice President


                                   BANQUE NATIONALE DE PARIS,
                                   HOUSTON AGENCY


                                   By /s/ JOHN STACY
                                      -----------------------------------------
                                      Name:  John Stacy
                                      Title: Vice President


                                   SUNTRUST BANK, ATLANTA


                                   By /s/ DEBORAH S. ARMSTRONG
                                      -----------------------------------------
                                      Name:  Deborah S. Armstrong
                                      Title: Vice President


                                   By  /s/ RYAN SIMMONS
                                      -----------------------------------------
                                      Name:  Ryan Simmons
                                      Title: Officer


                                   THE BANK OF NEW YORK


                                   By  /s/ HELEN L. SARRO
                                      -----------------------------------------
                                       Name:  Helen L. Sarro
                                       Title: Vice President


                                   THE BANK OF TOKYO-MITSUBISHI, LTD.


                                   By /s/ I. OTANI
                                      -----------------------------------------
                                       Name:  I. Otani
                                       Title: Deputy General Manager


                                   WESTDEUTSCHE LANDESBANK GIROZENTRALE,
                                   NEW YORK BRANCH


                                   By /s/ FELICIA LA FORGIA
                                      -----------------------------------------
                                      Name: Felicia La Forgia
                                      Title: Vice President


                                   By /s/ THOMAS LEE
                                      -----------------------------------------
                                      Name:  Thomas Lee
                                      Title: Associate


                               [Signature Page-3]

                                  SCHEDULE 2.01


============================================================================================================
               LENDER                                      COMMITMENT                        TITLE
============================================================================================================

Chase Bank of Texas, National Association                  $55,000,000                Administrative Agent
------------------------------------------------------------------------------------------------------------

Citibank, N.A.                                             $55,000,000                  Syndication Agent
------------------------------------------------------------------------------------------------------------

Bank of America, N.A.                                      $55,000,000                 Documentation Agent
------------------------------------------------------------------------------------------------------------

Bank One, NA                                               $45,000,000                   Managing Agent
------------------------------------------------------------------------------------------------------------

Deutsche Bank AG                                           $45,000,000                   Managing Agent
------------------------------------------------------------------------------------------------------------

Morgan Guaranty Trust Company of New York                  $45,000,000                   Managing Agent
------------------------------------------------------------------------------------------------------------

Royal Bank of Canada                                       $45,000,000                   Managing Agent
------------------------------------------------------------------------------------------------------------

The Bank of Nova Scotia                                    $45,000,000                   Managing Agent
------------------------------------------------------------------------------------------------------------

Dresdner Bank AG                                           $30,000,000                      Co-Agent
------------------------------------------------------------------------------------------------------------

Mellon Bank, N.A.                                          $30,000,000                      Co-Agent
------------------------------------------------------------------------------------------------------------

Wells Fargo Bank (Texas), National Association             $30,000,000                      Co-Agent
------------------------------------------------------------------------------------------------------------

Banque Nationale de Paris                                  $24,000,000
------------------------------------------------------------------------------------------------------------

SunTrust Bank                                              $24,000,000
------------------------------------------------------------------------------------------------------------

The Bank of New York                                       $24,000,000
------------------------------------------------------------------------------------------------------------

The Bank of Tokyo-Mitsubishi, Ltd.                         $24,000,000
------------------------------------------------------------------------------------------------------------

Westdeutsche Landesbank Girozentrale                       $24,000,000
------------------------------------------------------------------------------------------------------------

                                    EXHIBIT A

                                    [FORM OF]

                            ASSIGNMENT AND ACCEPTANCE

                  Reference is made to the Amended and Restated Credit Agreement dated as of November 16, 1999 (as amended and in effect on the date hereof, the "Credit Agreement"), among Pennzoil - Quaker State Company, formerly known as Pennzoil Products Company, the Lenders named therein and Chase Bank of Texas, National Association, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

                  The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Assignment Date and Competitive Loans and Committed Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

                  This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.

                  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment


                                  Exhibit A--1

("Assignment Date"):


===========================================================================================================
                                                                        Percentage Assigned of
                                                                        Facility/Commitment (set forth,
                                                                        to at least 8 decimals, as a
                                        Principal Amount                percentage of the
                                        Assigned (and                   Facility and the aggregate
                                        identifying information         Commitments of all Lenders
                                        as to individual                thereunder)
                                        Competitive Loans)              -------------------------------
                                        -----------------------
Facility
--------
-----------------------------------------------------------------------------------------------------------
Commitment Assigned:                    $                                                               %
-----------------------------------------------------------------------------------------------------------
Committed Loans:
-----------------------------------------------------------------------------------------------------------
Competitive Loans:
===========================================================================================================

The terms set forth above and on the reverse side hereof are hereby agreed to:

                                        [Name of Assignor]   , as Assignor


                                        By:
                                           ------------------------------------
                                             Name:
                                             Title:


                                        [Name of Assignee]   , as Assignee


                                        By:
                                           ------------------------------------
                                             Name:
                                             Title:


                                  Exhibit A--2

The undersigned hereby consent to the within assignment:1/



Pennzoil - Quaker State Company,          Chase Bank of Texas, National
as Borrower                               Association, as Administrative Agent,



By:                                       By:
   ---------------------------------         -----------------------------------
         Name:                                     Name:
         Title:                                    Title:



Chase Bank of Texas, National
Association, as Issuing Bank


By:
   ---------------------------------
         Name:
         Title:


-----------------

         1/ Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.


                                  Exhibit A--3

                                    EXHIBIT B


                       OPINION OF COUNSEL FOR THE BORROWER

                                                                [Effective Date]

To the Lenders and the Administrative
 Agent Referred to Below
c/o Chase Bank of Texas, National Association, as
 Administrative Agent
600 Travis Street
Houston, Texas 77002

Ladies and Gentlemen:

                  We have acted as counsel for Pennzoil-Quaker State Company, a Delaware corporation formerly known as Pennzoil Products Company (the "Borrower"), in connection with the preparation, execution and delivery of the Amended and Restated Credit Agreement dated as of November 16, 1999 (the "Credit Agreement"), among the Borrower, the banks and other financial institutions identified therein as Lenders, Chase Bank of Texas, National Association, as Administrative Agent, Citibank, N.A., as Syndication Agent, and Bank of America, N.A., as Documentation Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This opinion is furnished to you pursuant to
Section 4.01(b) of the Credit Agreement.

                  We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

                  Upon the basis of the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

                  1. The Borrower (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite corporate power and authority to execute and deliver the Credit Agreement and the promissory notes delivered in connection therewith (collectively, the "Loan Documents") and to borrow Loans and obtain Letters of Credit thereunder.

                  2. The execution and delivery of the Loan Documents and the borrowing of Loans and the obtaining of Letters of Credit thereunder are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Credit Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.


                                  Exhibit B--1

                  3. The execution and delivery of the Loan Documents and the borrowing of Loans and the obtaining of Letters of Credit thereunder (a) do not require the Borrower or any Subsidiary thereof to obtain any consent or approval of, registration or filing with, or any other action by, any Governmental Authority under federal or New York statutes or regulations or the General Corporation Law of the State of Delaware, except such as have been obtained or made and are in full force and effect, (b) will not breach any federal or New York statute or regulation or the General Corporation Law of the State of Delaware or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or, insofar as we are aware, any order of any Governmental Authority, (c) insofar as we are aware, will not breach or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

                  4. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  5. Except as may be set forth in filings made by the Borrower under the Securities Exchange Act of 1934, as amended, we do not know of any action, suit or proceeding pending or threatened against the Borrower or any of its Subsidiaries before any arbitrator or Governmental Authority (a) which is material to the Borrower and its Subsidiaries viewed as a whole or (b) that involves the Credit Agreement or the Transactions.

                  The foregoing opinions are subject to the following additional assumptions and qualifications:

                  a. We have assumed the due organization and existence of all parties to the Loan Documents other than the Borrower. We have also assumed the corporate power and authority of all parties to the Loan Documents other than the Borrower to execute and deliver, and to consummate the transactions contemplated by, the Loan Documents to which they are parties and the due authorization, execution and delivery of the Loan Documents by all parties to the Loan Documents other than the Borrower. Finally, we have assumed that the Loan Documents constitute the legal, valid and binding obligations of all parties thereto other than the Borrower and are enforceable against such parties in accordance with their terms. We also express no opinion as to whether the credit facilities contemplated in the Credit Agreement comply with any statutory, regulatory or other debt limits applicable to any member of the Lenders or comply with any other statutes, laws, rules or regulations which prescribe permissible and lawful investments for any member of the Lenders (either as to type, amount, percentage of total investments or otherwise).

                  b. As to the opinions expressed in paragraph 1(a) as to the existence and good standing of the Borrower, we have relied solely upon certificates issued by the Office of the Secretary of State of the State of Delaware.

                  c. Reference in this opinion to "our knowledge" or words of similar import shall mean the conscious awareness of facts or other information by the attorneys in this firm who


                                  Exhibit B--2
         have participated in the negotiation and preparation of the Loan Documents and the preparation of this opinion.

                  d. We express no opinion with respect to the following provisions to the extent contained in the Credit Agreement: (i) provisions purporting to affect the jurisdiction or venue of courts or purporting to waive trial by jury; (ii) provisions releasing, exculpating or exempting a party from, or requiring the indemnification of a party for, liability for its own action or inaction, to the extent that the same are inconsistent with public policy; (iii) provisions that decisions by a party are conclusive; (iv) provisions purporting to waive rights to notice, legal defenses, or other benefits that cannot be waived under applicable law; (v) provisions granting powers of attorney or authority to execute documents or to act by power of attorney on behalf of any Person, (vi) provisions purporting to establish any evidentiary standard or to waive either illegality as a defense to the performance of contract obligations or any other defense to the performance that cannot, as a matter of law, be effectively waived; (vii) provisions purporting to sever provisions in the Credit Agreement; (viii) provisions restricting access to legal or equitable remedies; and (ix) provisions relating to delay or omissions of enforcement of remedies, election of remedies or setoff. No opinion is expressed herein as to the creation, perfection or priority of any lien or security interest purported to be created by the Credit Agreement.

                  We are members of the bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders) without our prior written consent.

                                        Very truly yours,



                                  Exhibit B--3

                                    EXHIBIT C

                                    [FORM OF]

                   ADDITIONAL COMMITMENT ASSUMPTION AGREEMENT

Pennzoil-Quaker State Company
700 Milam
Houston, Texas 77002

         Re:      Additional Commitment

Ladies and Gentlemen:

                  Reference is made to the Amended and Restated Credit Agreement dated as of November 16, 1999 (as amended and in effect on the date hereof, the "Credit Agreement"), among Pennzoil - Quaker State Company, formerly known as Pennzoil Products Company, the Lenders named therein and Chase Bank of Texas, National Association, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

                  We hereby commit to provide an Additional Commitment of $_______________ (our "Commitment"), on the terms and subject to the conditions set forth in the Credit Agreement.

                  [We (i) confirm that we have received a copy of the Credit Agreement, together with copies of the financial statements referred to therein and such other documents and information as we have deemed appropriate to make our own credit analysis and decision to enter into this Additional Commitment Assumption Agreement; (ii) agree that we will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as we shall deem appropriate at the time, continue to make our own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoint and authorize the Administrative Agent to take such action as agent on our behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (iv) agree that we will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by us as a Lender[; and (v) attach the forms prescribed by the Internal Revenue Service of the United States, certifying as to our entitlement to a complete exemption from United States withholding taxes with respect to all payments to be made under the Credit Agreement].1/ Upon the delivery of a fully executed original of this Additional Commitment Assumption Agreement to the Administrative Agent, we shall be a party to the Credit Agreement and, to the extent provided in this Additional Commitment Assumption Agreement, have the rights and obligations of a Lender thereunder with respect to our Commitment.]2/


--------

         1/ Insert bracketed language of clause (y) if the lending institution is organized under the laws of a jurisdiction outside the United States.

         2/ Insert bracketed language of the third paragraph if the lending institution is not already a Lender.



                                  Exhibit C--1

                  You may accept this letter by signing the enclosed copies in the space provided below, and returning one copy of same to us and delivering one copy of same to the Administrative Agent before the close of business on ____________, ______. If you do not so accept this letter, our Commitment shall be deemed canceled.

                  This Additional Commitment Assumption Agreement may only be changed, modified or varied by written instrument signed by the undersigned and the Borrower.

                  THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                                   Very truly yours,

                                   [NAME OF ASSUMING LENDER]

                                   By:
                                      -----------------------------------------
                                   Name:
                                   Title:


The terms set forth above are hereby agreed to this __________ day of __________________, ____:

                                   PENNZOIL-QUAKER STATE COMPANY


                                   By:
                                      -----------------------------------------
                                   Name:
                                   Title:



                                  Exhibit C--2

The undersigned hereby consents to the above assumption:3/



                                        CHASE BANK OF TEXAS,
                                        NATIONAL ASSOCIATION,
                                        as Administrative Agent,

                                        By:
                                           ------------------------------------
                                             Name:
                                             Title:




-----------------

         3/ Consent to be included to the extent required by Section 2.20 of the Amended & Restated Credit Agreement.


                                  Exhibit C--3